Exhibit 10.7

TENTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Tenth Amendment to Employment Agreement is made and entered into as of January 1, 2007, by and between PriceSmart, Inc., a Delaware Corporation (“Employer”) and Thomas Martin (“Executive”).

Recitals

A)	On March 31, 1998 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	Said Employment Agreement has been amended on nine prior occasions;

C)	Employer and Executive now desire to amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Agreement which provides:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $221,500 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2007, to provide as follows:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $228,200 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER

PRICESMART, INC.

Thomas Martin	By:
	Name:	Jose Luis Laparte
	Its:	President